Exhibit 10.2

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (“Agreement”), is dated as of February 18, 2009, and entered into by and among CITICORP NORTH AMERICA, INC., a Delaware corporation, in its capacity as program agent for the First Lien Claimholders (as defined below), including its successors and assigns from time to time (the “First Lien Agent”) and CITICORP NORTH AMERICA, INC., a Delaware corporation, in its capacity as administrative agent and collateral processing agent for the Second Lien Claimholders (as defined below), including its successors and assigns from time to time (the “Second Lien Agent”), and acknowledged and agreed to by RITE AID FUNDING II, a Cayman Islands exempted company incorporated with limited liability (the “Borrower”).  Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Borrower, the investors, banks, agents, originators, collection agent and trustee party thereto, and First Lien Agent in its capacity as program agent for the holders of the First Lien Obligations (as defined below), have entered into that Receivables Financing Agreement dated as of September 21, 2004, providing for a revolving credit facility (as amended, restated, supplemented or modified from time to time, the “First Lien Credit Agreement”);

The Borrower, the lenders party thereto, the collection agent party thereto, the originators and Second Lien Agent in its capacity as administrative agent and collateral processing agent for the holders of the Second Lien Obligations (as defined below), entered into that Credit Agreement dated as of the date hereof providing for a term loan (as amended, restated, supplemented or modified from time to time, the “Second Lien Credit Agreement”);

The obligations of the Borrower under the First Lien Credit Agreement are secured on a first priority basis by liens on substantially all the assets of the Borrower, pursuant to the terms of the First Lien Loan Documents;

The obligations of the Borrower under the Second Lien Credit Agreement are secured on a second priority basis by liens on substantially all the assets of the Borrower pursuant to the terms of the Second Lien Loan Documents; and

The First Lien Collateral Agent and the Second Lien Collateral Agent have agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.     Definitions.

1.1      Defined Terms.  As used in the Agreement, the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any state, foreign or other federal bankruptcy, insolvency, receivership or similar law affecting creditors’ rights generally.

“Borrower” has the meaning assigned to that term in the Preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Collateral” means all of the property of the Borrower, whether real, personal or mixed, constituting (or required to constitute) both First Lien Collateral and Second Lien Collateral, including any Liens granted pursuant to Section 6 to secure both First Lien Obligations and Second Lien Obligations.

“Collateral Sale” means:

(1)      any public or private sale or other similar disposition of Collateral pursuant to the UCC or other applicable law, or

(2)      any Enforcement Action of the type described in clause (3) of the definition of Enforcement Action.

“Creditors” means, collectively, the First Lien Agent, on behalf of itself and the First Lien Claimholders, and the Second Lien Agent, on behalf of itself and the Second Lien Claimholders, and their respective successors and assigns.

“Discharge of First Lien Obligations” means:

(a)      payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency Proceeding, whether or not such interest would be allowed in such Insolvency Proceeding), on all First Lien Obligations;

(b)      payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(c)      termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations.

“Enforcement Action” means any action under applicable law:

(1)      to foreclose, execute or levy on, collect on, take possession of or control of, or sell or otherwise realize upon (judicially or non-judicially) or to lease, license or otherwise dispose of (whether publicly or privately), any Collateral or otherwise to exercise or enforce remedial rights with respect to Collateral under the First Lien Loan Documents or the Second Lien Loan Documents, as applicable, or any other applicable agreement, document or instrument pertaining thereto (including, without limitation, by way of setoff, noticing of any public or private sale or other disposition pursuant to the UCC or other applicable law, notification of account debtors or notification of depositary banks),

(2)      to solicit bids from third parties to conduct the liquidation or disposition of any Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling any Collateral,

(3)      to receive a transfer of Collateral in satisfaction of any indebtedness or other obligation secured thereby, or

(4)      to otherwise enforce any security interest or exercise any other right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity or pursuant to the First Lien Loan Documents or the Second Lien Loan Documents, as applicable, or any other applicable agreement, document or instrument pertaining thereto (including, without limitation, the commencement of any applicable legal proceedings or other actions against or with respect to all or any portion of the Collateral to facilitate the actions described in the immediately preceding clauses (1), (2) and (3), and exercising voting rights in respect of any equity interests comprising Collateral);

provided that “Enforcement Action” shall be deemed to include the commencement of, or joinder in filing of a petition for commencement of, an Insolvency Proceeding against the owner of Collateral.

“Event of Default” means “Event of Termination” as defined in the First Lien Credit Agreement and/or “Event of Default” as defined in the Second Lien Credit Agreement.

“First Lien Agent” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Cap” means the aggregate principal amount of First Lien Obligations up to, but not in excess of, the lesser of (i) $345,000,000 and (ii) the aggregate “Bank Commitments” (as such term is defined in the First Lien Credit Agreement).

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lenders and the agents under the First Lien Loan Documents.

“First Lien Collateral” means all of the assets and property of the Borrower, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Lien Obligations.

“First Lien Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Lenders” means the “Investors” and “Banks” under and as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement, the “Transaction Documents” (as defined in the First Lien Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor, liquidity or joinder agreement among holders of First Lien Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“First Lien Obligations” means all Obligations of Borrower outstanding under (i) the First Lien Credit Agreement, and (ii) the other First Lien Loan Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding; provided that the aggregate principal amount, without duplication, of any revolving credit commitments or revolving credit loans provided for under the First Lien Credit Agreement or any other First Lien Loan Document in excess of the First Lien Cap shall not constitute First Lien Obligations for purposes of this Agreement, except for Inadvertent Excess Advances not exceeding an aggregate amount of $7,000,000 outstanding at any time.  “First Lien Obligations” shall include, without limitation, all of the following (none of which shall be included within the First Lien Cap) (x) all interest accrued or accruing (or which would, absent commencement of an Insolvency Proceeding, accrue) in accordance with the rate specified in the relevant First Lien Loan Document (including any capitalized interest) and (y) all fees, costs, indemnities, expenses or charges (including, without limitation, reasonable fees and expenses of legal counsel) arising under the First Lien Loan Documents and provided for thereunder, in the case of each of clause (x) and clause (y) whether before or after commencement of an Insolvency Proceeding, and irrespective of whether any claim for such interest, fees, costs, indemnities, expenses or charges (including, without limitation, reasonable fees and expenses of legal counsel) is allowed as a claim in such Insolvency Proceeding.  To the extent any payment with respect to the First Lien Obligations (whether by or on behalf of Borrower, as proceeds of security, enforcement of any right of set-off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Inadvertent Excess Advance” means an advance by a First Lien Claimholder:  (i) in excess of the First Lien Cap, (ii) made erroneously and not in accordance with the limitations contained in the First Lien Credit Agreement, and (iii) as to which, the First Lien Claimholder that made such excess advance demands repayment, and exercises commercially reasonable steps to obtain repayment, within three Business Days after making such advance.

“Insolvency Proceeding” means:

(a)      any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to Borrower;

(b)      any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Borrower or with respect to a material portion of its property;

(c)      any liquidation, dissolution, reorganization or winding up of Borrower whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d)      any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Borrower.

“Lien” means any lien (including, without limitation judgment liens and liens arising by operation of law), mortgage or deed of trust, pledge, hypothecation, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of setoff or recoupment.

“Obligations” means all obligations of every nature of Borrower from time to time owed to the First Lien Agent, the Second Lien Agent, the First Lien Claimholders, the Second Lien Claimholders or any of them or their respective Affiliates under the First Lien Loan Documents or the Second Lien Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise (including, without limitation, reasonable fees and expenses of legal counsel) and all guarantees of any of the foregoing, whether absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Person or any Affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Person” means any natural person, corporation, limited liability company, trust, business trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.4.

“Post-Petition Claims” means interest, fees, costs, expenses and other charges that pursuant to the First Lien Credit Agreement or the Second Lien Credit Agreement, continue to accrue after the commencement of any Insolvency Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency Proceeding.

“Proceeds” means (a) all “Proceeds” as defined in Article 9 of the UCC with respect to the Collateral, and (b) whatever is recoverable or recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Purchase Period” has the meaning set forth in Section 3.4.

“Recovery” has the meaning set forth in Section 6.6.

“Reserve” means any of the “Commingling Reserve,” “Dilution Reserve,” “Loss Reserve” or “Yield and Fee Reserve” as such terms are defined in the First Lien Credit Agreement.

“Second Lien Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Lenders and the agents under the Second Lien Loan Documents.

“Second Lien Collateral” means all of the assets and property of Borrower, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Lien Obligations.

“Second Lien Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Lenders” means the “Lenders” under and as defined in the Second Lien Credit Agreement.

“Second Lien Loan Documents” means the Second Lien Credit Agreement, the “Transaction Documents” (as defined in the Second Lien Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any intercreditor or joinder agreement among holders of Second Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“Second Lien Obligations” means all Obligations of Borrower outstanding under the Second Lien Credit Agreement and the other Second Lien Loan Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding.  “Second Lien Obligations” shall include, without limitation, all of the following (x) all interest accrued or accruing (or which would, absent commencement of an Insolvency Proceeding, accrue) after commencement of an Insolvency Proceeding in accordance with the rate specified in the relevant Second Lien Loan Document (including any capitalized interest) and (y) all fees, costs, indemnities, expenses or charges (including, without limitation, reasonable fees and expenses of legal counsel) arising under the Second Lien Loan Documents and provided for thereunder, in the case of each of clause (x) and clause (y) whether before or after commencement of an Insolvency Proceeding, and irrespective of whether any claim for such interest, fees, costs, indemnities, expenses or charges (including, without limitation, reasonable fees and expenses of legal counsel) is allowed as a claim in such Insolvency Proceeding.  To the extent any payment with respect to the Second Lien Obligations (whether by or on behalf of Borrower, as proceeds of security, enforcement of any right of set-off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Standstill Period” has the meaning set forth in Section 3.1.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Yield” has the meaning set forth in the First Lien Credit Agreement.

1.2     Terms Generally.  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise:

(a)      any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b)      any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c)      the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)      all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e)      the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and general intangibles.

SECTION 2.     Lien Priorities.

2.1      Relative Priorities.  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable law or the Second Lien Loan Documents, the Second Lien Agent, on behalf of itself and the Second Lien Claimholders, hereby agrees that:

(a)      any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Agent or any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(b)      any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of the Second Lien Agent, any Second Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations.

(c)      All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, notwithstanding any defect or deficiencies in, or failure to perfect or lapse in perfection of, the Liens securing the First Lien Obligations, the subordination of any Lien on the Collateral securing any First Lien Obligations to any Lien securing any other obligation of the Borrower or any other Person, the avoidance, invalidation or lapse of any Lien on the Collateral securing any First Lien Obligations or any defect or deficiencies in the Liens securing the First Lien Obligations or any other circumstance whatsoever.

2.2     Prohibition on Contesting Liens.  Second Lien Agent, for itself and on behalf of each Second Lien Claimholder, and the First Lien Agent, for itself and on behalf of each First Lien Claimholder, agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the validity, enforceability, perfection or priority (as set forth in Section 2.1) of a Lien held by or on behalf of any of the First Lien Claimholders in the First Lien Collateral or by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Agent or any First Lien Claimholder or of the Second Lien Agent or any Second Lien Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations and Second Lien Obligations as provided in Section 2.1 and the provisions related to enforcement in Section 3.1.

2.3      [Intentionally Omitted].

2.4      [Intentionally Omitted].

2.5      [Intentionally Omitted].

2.6      Nature of First Lien and Second Lien Obligations.

(a)       Subject to any limitations on the aggregate principal amount of First Lien Obligations set forth in the definition of “First Lien Obligations” and the limitations in Section 7.3, the Second Lien Agent acknowledges that, (i) the First Lien Obligations are revolving in nature, (ii) the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (iii) the terms of the First Lien Obligations may be modified, extended or amended from time to time, and (iv) the aggregate amount of the First Lien Obligations may be increased without notice to or consent by the Second Lien Claimholders and without affecting the provisions hereof.

(b)      The First Lien Agent acknowledges that (i) the terms of the Second Lien Obligations may be modified, extended or amended from time to time, and (ii) the aggregate amount of the Second Lien Obligations may be increased without notice to or consent by the First Lien Claimholders and without affecting the provisions hereof.

(c)      Subject to any limitations on the aggregate principal amount of First Lien Obligations set forth in the definition of “First Lien Obligations” and the limitation in Section 7.3, the lien priorities provided in Sections 2.1 and 2.2 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal or restatement of either the First Lien Obligations or the Second Lien Obligations, or any portion thereof.

2.7      Limitations on Duties and Obligations.  Each of the Second Lien Agent, for itself and on behalf of each Second Lien Claimholder, and the First Lien Agent, for itself and on behalf of each First Lien Claimholder, agrees that, except in the case of (i) the obligations of the First Lien Agent under Section 5.4 as bailee and agent for perfection for the Second Lien Agent and (ii) the obligations of the Second Lien Agent under Section 5.4 as bailee and agent for perfection for the First Lien Agent, each of the First Lien Agent (on behalf of the First Lien Claimholders) and the Second Lien Agent (on behalf of the Second Lien Claimholders) shall be solely responsible for perfecting and maintaining the perfection of its Lien in and to each item constituting the Collateral in which the First Lien Agent (on behalf of the First Lien Claimholders) or the Second Lien Agent (on behalf of the Second Lien Claimholders) has been granted a Lien.  The foregoing provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Creditors and shall not impose on either the First Lien Agent (on behalf of the First Lien Claimholders) or the Second Lien Agent (on behalf of the Second Lien Claimholders) any obligations in respect of the disposition of proceeds of foreclosure on any Collateral that would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or other Governmental Authority or any applicable law.

SECTION 3.     Enforcement.

3.1     Exercise of Remedies.

(a)      Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against the Borrower, the Second Lien Agent and the Second Lien Claimholders:

(1)      will not take any Enforcement Action with respect to any Lien held by it under any Second Lien Loan Document or otherwise; provided, however, that the Second Lien Agent may take Enforcement Action at any time after a period of 30 days has elapsed since the date on which the First Lien Agent shall have received written notice from the Second Lien Agent of the existence of any Event of Default under the Second Lien Credit Agreement and the Second Lien Obligations are currently due and payable in full as a result of acceleration or otherwise (the “Standstill Period”); provided, in no event shall the Second Lien Agent or any Second Lien Claimholder take any Enforcement Action with respect to any Lien held by it under any Second Lien Loan Document or otherwise if, notwithstanding the expiration of the Standstill Period, (i) the First Lien Agent or First Lien Claimholders shall have commenced and are diligently pursuing an Enforcement Action with respect to all or any material portion of the Collateral or shall be diligently attempting to vacate any stay or prohibition against such exercise (prompt written notice of the initial commencement of such exercise to be given to the Second Lien Agent provided, that the First Lien Agent shall incur no liability for, and the rights of the First Lien Agent hereunder or in respect of the Collateral shall be unaffected by, the failure of the First Lien Agent to give any such notice); (ii) the “Amortization Period” (as defined in the First Lien Credit Agreement) shall then exist and collections of the Collateral are being applied and distributed pursuant to Sections 2.04(c) and 2.04A(b) of the First Lien Credit Agreement; or (iii) the acceleration of the Second Lien Obligations (if any) is rescinded in accordance with the terms of the Second Lien Credit Agreement or by court order;

(2)      subject to their rights under Section 3.1(b), will not contest, protest or object to any Enforcement Action brought by the First Lien Agent or any First Lien Claimholder or any other exercise by the First Lien Agent or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Loan Documents or otherwise so long as the Liens granted to secure the Second Lien Obligations of the Second Lien Claimholders attach to the Proceeds thereof subject to the relative priorities described in Section 2.1; and

(3)      subject to their rights under clause (a)(1) above, will not contest, protest or object to (and waive any and all claims with respect to) the forbearance by the First Lien Agent or the First Lien Claimholders from bringing or pursuing any Enforcement Action so long as the Liens granted to secure the Second Lien Obligations of the Second Lien Claimholders attach to the Proceeds thereof subject to the relative priorities described in Section 2.1.

(b)      Whether or not any Insolvency Proceeding has been commenced by or against the Borrower, the First Lien Agent and the First Lien Claimholders agree that they will not effectuate any Collateral Sale during the first 45 days after the occurrence of the “Amortization Period” (as defined in the First Lien Credit Agreement) unless either (1) such Collateral Sale will result in the payment in full in cash of the First Lien Obligations and the Second Lien Obligations or (2) the Second Lien Agent shall have consented thereto.  If the First Lien Agent desires to arrange a Collateral Sale at any time after such 45-day period, First Lien Agent will first offer the Second Lien Claimholders the option to purchase the First Lien Obligations in accordance with the provisions of Section 3.4 by giving the Second Lien Agent notice thereof (the “Purchase Notice”), which the Second Lien Agent will promptly forward to each Second Lien Claimholder.

(c)      Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against the Borrower, but subject to the first proviso of Section 3.1(a)(1) and to Section 3.1(b), the First Lien Agent and the First Lien Claimholders shall have the exclusive right to enforce rights and remedies with respect to the Collateral, commence, and if applicable, maintain an Enforcement Action (including set-off) and, subject to Section 5.1, make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Lien Agent or any Second Lien Claimholder.  In exercising rights and remedies with respect to the Collateral and Enforcement Actions with respect to the Collateral, the First Lien Agent and the First Lien Claimholders may, subject to Section 3.1(b), enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include, subject to Section 3.1(b), the right to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(d)      Notwithstanding the foregoing, the Second Lien Agent and any Second Lien Claimholder may:

(1)      file a claim or statement of interest with respect to the Second Lien Obligations in any Insolvency Proceeding commenced by or against the Borrower;

(2)      take any action (not adverse to the priority status of Liens on the Collateral securing the First Lien Obligations, or the rights of the First Lien Agent or the First Lien Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3)      file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any claims secured by the Collateral, if any, in each case in a manner not inconsistent with any other provisions of this Agreement;

(4)      vote on any plan of reorganization (including, without limitation, vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), file any proof of claim, make other filings and make any arguments and motions that are, in each case, not inconsistent with any other provisions of this Agreement, with respect to the Second Lien Obligations and the Collateral;

(5)      exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1); and

(6)      join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Collateral initiated by the First Lien Agent to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the Enforcement Action by the First Lien Agent (it being understood that any Liens attaching to the proceeds thereof shall be subject to the relative priorities described in Section 2.1).

The Second Lien Agent, on behalf of itself and the Second Lien Claimholders, agrees that it will not take or receive any Collateral or any Proceeds of Collateral in connection with any Enforcement Action against any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred, except in connection with any Enforcement Action expressly permitted by Section 3.1(a)(1) to the extent the Second Lien Agent and Second Lien Claimholders are permitted to retain the Proceeds thereof in accordance with Section 4.2 of this Agreement.

(e)           Subject to Sections 3.1(a), (b) and (d) and Section 6.4(b):

(1)      except as otherwise permitted hereunder, the Second Lien Agent, for itself and on behalf of the Second Lien Claimholders, agrees that the Second Lien Agent and the Second Lien Claimholders will not take any action that would hinder any exercise of remedies under the First Lien Loan Documents;

(2)      except as otherwise permitted hereunder, the Second Lien Agent, for itself and on behalf of the Second Lien Claimholders, hereby waives any and all rights it or the Second Lien Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Agent or the First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the First Lien Agent or First Lien Claimholders is adverse to the interest of the Second Lien Claimholders; and

(3)      the Second Lien Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the

First Lien Agent or the First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Loan Documents.

(f)       Except as specifically set forth in Sections 3.1(a) and (d), the Second Lien Agent and the Second Lien Claimholders may exercise rights and remedies as unsecured creditors against the Borrower in accordance with the terms of the Second Lien Loan Documents and applicable law; provided that in the event that any Second Lien Claimholder becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(g)      Except as specifically set forth in Sections 3.1(a) and (d), nothing in this Agreement shall prohibit the receipt by the Second Lien Agent or any Second Lien Claimholders of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations so long as such receipt is not the direct or indirect result of any Enforcement Action by the Second Lien Agent or any Second Lien Claimholders of rights or remedies as a secured creditor in contravention of this Agreement or any Lien held by any of them.

3.2     Actions Upon Breach.  If any Second Lien Claimholder, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take or participate in any Enforcement Action with respect to the Collateral, or fails to take any action required by this Agreement, the First Lien Agent or the Borrower may obtain relief against such Second Lien Claimholder by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Lien Agent on behalf of each Second Lien Claimholder that (i) the First Lien Claimholders’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Lien Claimholder waives any defense that the Borrower and/or the First Lien Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages.

3.3     Commercially Reasonable Dispositions; Notice of Exercise.  First Lien Agent agrees that any Enforcement Action by First Lien Agent with respect to Collateral subject to Article 9 of the UCC shall be conducted by First Lien Agent in a commercially reasonable manner.  Second Lien Agent agrees that any Enforcement Action by Second Lien Agent with respect to Collateral subject to Article 9 of the UCC shall be conducted by Second Lien Agent in a commercially reasonable manner.  First Lien Agent shall provide to Second Lien Agent prompt notice of any acceleration of the First Lien Obligations and reasonable prior notice of its initial Enforcement Action.  Second Lien Agent shall provide to First Lien Agent prompt notice of any acceleration of the Second Lien Obligations and reasonable prior notice of its initial Enforcement Action.  Second Lien Agent and Second Lien Claimholders acknowledge that they have been advised by the First Lien Agent that the delivery by the Second Lien Agent of the notice referred to in Section 3.1(a)(1) which triggers the start of the Standstill Period will automatically cause the “Amortization Period” to commence under the First Lien Credit Agreement, whereupon the taking of any Enforcement Action by the Second Lien Agent will be prohibited, subject to the provisions of clauses (i), (ii) or (iii) of Section 3.1(a)(1).

3.4     Purchase Option.  The Second Lien Claimholders will have the option, exercisable (a) at any time following the occurrence of the “Amortization Period” (as such term is defined in the First Lien Credit Agreement) and prior to receipt of the Purchase Notice referred to in Section 3.1(b) or (b) within ten (10) Business Days following receipt of the Purchase Notice, to purchase all, but not less than all, of the First Lien Obligations, without warranty, representation or recourse of any kind (except for representations and warranties required to be made by assigning banks  pursuant to the “Assignment and Acceptance” (as such term is defined in the First Lien Credit Agreement)).  The purchase price for any such purchase shall be equal to the aggregate outstanding amount of  First Lien Obligations due and payable on the closing date of such purchase (including, without limitation, accrued interest, fees, costs, indemnities and expenses) and shall be payable all in cash in immediately available funds.  If one or more of the Second Lien Claimholders choose to exercise such right, each of them must irrevocably notify the First Lien Agent thereof (and any such notice given following delivery of the Purchase Notice must be given within ten (10) Business Days following the date of the Purchase Notice), and the parties shall endeavor to close promptly thereafter, but in any event within ten (10) Business Days following notice of the exercise of the Second Lien Claimholders’ purchase right (the “Purchase Period”).  Each Second Lien Claimholder that gives notice of its intention to exercise its purchase right shall concurrently provide a copy of such notice to the Second Lien Agent and the other Second Lien Claimholders.  If more than one Second Lien Claimholder elects to exercise its purchase option in accordance with this Section 3.4, the First Lien Obligations shall be purchased by such Second Lien Claimholders on a pro rata basis according to the amount of Second Lien Obligations owing to each Second Lien Claimholder that has exercised its purchase right relative to the aggregate amount of Second Lien Obligations owing to all Second Lien Claimholders that have exercised their purchase right.  If any Second Lien Claimholders choose to exercise their purchase right, such purchase shall be effected pursuant to documentation mutually acceptable to each of the First Lien Agent and the Second Lien Agent (and, in the event more than one Second Lien Claimholder has exercised its purchase right, in a single closing).  If the Second Lien Claimholders elect not to exercise their purchase right under this Section 3.4 following receipt of the Purchase Notice (or do not irrevocably provide notice of such exercise within the required timeframe or close the purchase within the Purchase Period, unless such failure is to due solely to breach by the First Lien Claimholders of this Agreement), the First Lien Claimholders shall have no further obligations pursuant to this Section 3.4.  Each Second Lien Claimholder which exercises its purchase right hereunder agrees to indemnify the First Lien Claimholders from and against any loss, liability, claim, damage or expense (including, without limitation, reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party against the First Lien Claimholders as a direct result of any acts by such Second Lien Claimholder occurring after the date of such purchase.

SECTION 4.     Payments.

4.1     Application of Proceeds.  Whether or not any Insolvency Proceeding has been commenced by or against the Borrower, except as otherwise provided in Section 4.2, any Collateral or Proceeds thereof received upon the exercise of remedies in connection with any Enforcement Action shall be applied:  (a) first, so long as the Discharge of First Lien Obligations has not occurred, to the payment in full in cash of the First Lien Obligations in such order as specified in the relevant First Lien Loan Documents or as otherwise determined by the First Lien Claimholders, and (b) second, upon the Discharge of First Lien Obligations, to the payment in full in cash of the Second Lien Obligations in such order as specified in the Second Lien Loan Documents or as otherwise determined by the Second Lien Claimholders, or, in each case, as a court of competent jurisdiction may otherwise direct.

4.2     Payment Turnover.  So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency Proceeding has been commenced by or against the Borrower, any Collateral or Proceeds thereof received by the Second Lien Agent or any Second Lien Claimholders in connection with any Enforcement Action relating to the Collateral shall be segregated and held in trust and forthwith paid over to the Trustee (as defined in the First Lien Credit Agreement) for deposit to the Trustee’s Account (as defined in the First Lien Credit Agreement) and for allocation pursuant to Section 2.04A(b) of the First Lien Credit Agreement for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The First Lien Agent is hereby authorized to make any such endorsements as agent for the Second Lien Agent or any such Second Lien Claimholders in connection with any payment over described in the prior sentence.  This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.  For the avoidance of doubt, the deposit of Proceeds of the Collateral into the Trustee’s Account and the application of such Proceeds, in each case in accordance with Section 2.04A(b) of the First Lien Credit Agreement, shall not constitute an Enforcement Action and the Second Lien Agent and the Second Lien Claimholders shall have no obligation to pay over to the Trustee, the First Lien Agent or First Lien Claimholders any payment received by the Second Lien Agent or the Second Lien Claimholders on account of the Second Lien Obligations that is paid out of any amount that, in accordance with the First Lien Credit Agreement, is permitted to be deposited into the “Borrower’s Account” (as defined therein) or is otherwise permitted under the First Lien Credit Agreement to be paid to or on behalf of the Borrower, notwithstanding that such amount constitutes Proceeds of any Collateral.

SECTION 5.     Other Agreements.

5.1     Releases.

If, in connection with an Enforcement Action by the First Lien Agent, the First Lien Agent, for itself or on behalf of any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral, then the Liens, if any, of the Second Lien Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral shall be automatically, unconditionally and simultaneously released (the “Second Lien Release”) and the Second Lien Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the First Lien Agent or the Borrower such termination statements, releases and other documents as the First Lien Agent or the Borrower may request to effectively confirm such release; provided, however, that the Second Lien Release shall not occur without the consent of the Second Lien Agent as to any Collateral the net proceeds of the disposition of which will not be applied to repay (and, to the extent applicable, to reduce permanently commitments with respect to) the First Lien Obligations.

5.2     [Intentionally Omitted].

5.3     Legend; Benefit of Agreement.  (a)  [Intentionally Omitted].

(b)      [Intentionally Omitted].

(c)      The Second Lien Agent agrees that the Second Lien Credit Agreement shall include the following language (or language to similar effect approved by the First Lien Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Agent pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of February ___, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Citicorp North America, Inc., as First Lien Agent and Citicorp North America, Inc., as Second Lien Agent and Rite Aid Funding II, as Borrower.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

(d)      [Intentionally Omitted].

(e)      Except as otherwise expressly set forth in any First Lien Loan Document, no Person who obtains the benefit of the provisions of this Agreement or any Collateral by virtue of the provisions hereof or any First Lien Loan Document shall have any right to notice of any amendment of this Agreement or any action hereunder or to consent to, direct or object to any action hereunder or under any First Lien Loan Document in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a First Lien Lender and, in such case, only to the extent expressly provided in the First Lien Loan Documents.

5.4     Gratuitous Bailee for Perfection.  (a)  The First Lien Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the First Lien Claimholders and as gratuitous bailee and agent for perfection for the Second Lien Agent (such bailment and agency for perfection being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Loan Documents and the Second Lien Loan Documents, respectively, subject to the terms and conditions of this Section 5.4.  Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of the First Lien Agent, the First Lien Agent agrees to also hold control over such deposit accounts as gratuitous agent for the Second Lien Agent, subject to the terms and conditions of this Section 5.4.

(b)      The First Lien Agent shall have no obligation whatsoever to the First Lien Claimholders, the Second Lien Agent or any Second Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by the Borrower or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4.  The duties or responsibilities of the First Lien Agent under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to deposit accounts, agent) in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (d) below.

(c)      The First Lien Agent shall not have by reason of the First Lien Loan  Documents, the Second Lien Loan Documents, this Agreement or any other document a fiduciary relationship in respect of the First Lien Claimholders, the Second Lien Agent or any Second Lien Claimholder and the Second Lien Agent and the Second Lien Claimholders hereby waive and release the First Lien Agent from all claims and liabilities arising pursuant to the First Lien Agent’s role under this Section 5.4 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral.  It is understood and agreed that the interests of the First Lien Agent and the Second Lien Agent may differ and the First Lien Agent shall be fully entitled to act in its own interest without taking into account the interests of the Second Lien Agent or Second Lien Claimholders.

(d)      Upon the Discharge of First Lien Obligations, the First Lien Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (such endorsement shall be without recourse and without any representation or warranty), first, to the Second Lien Agent to the extent Second Lien Obligations remain outstanding, and second, to the Borrower to the extent no First Lien Obligations or Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral).  The First Lien Agent further agrees to take all other action reasonably requested by the Second Lien Agent at the expense of the Second Lien Agent or the Borrower in connection with the Second Lien Agent obtaining a first-priority interest in the Collateral (including, without limitation, cooperating with the Second Lien Agent in the transfer of control to the Second Lien Agent of any deposit account under the control of the First Lien Agent) or as a court of competent jurisdiction may otherwise direct.

(e)      Pursuant to the First Lien Credit Agreement, First Lien Agent (either in its individual capacity or in its capacity as “Program Agent”), as assignee of Borrower, is the secured party of record with respect to certain UCC-1 financing statements (the “Assigned Financing Statements”) filed against the “Originators” (as defined in the First Lien Credit Agreement), Rite Aid Hdqtrs. Funding, Inc., a Delaware corporation, and Rite Aid Funding I, a Cayman Islands exempted company incorporated with limited liability.  First Lien Agent agrees that it is secured party of record with respect to the Assigned Financing Statements for the benefit of the First Lien Claimholders and the Second Lien Claimholders.  Except as provided in Section 5.1, First Lien Agent shall not (and shall not authorize any other Person to) terminate any of the Assigned Financing Statements, or release any collateral therefrom, in each case, without the prior consent of the Second Lien Agent.  Upon the Discharge of First Lien Obligations, if any Second Lien Obligations remain outstanding, First Lien Agent shall (and Borrower hereby authorizes First Lien Agent to) assign to Second Lien Agent, First Lien Agent’s rights as secured party of record with respect to the Assigned Financing Statements.

SECTION 6.     Insolvency Proceedings.

6.1     Use of Cash Collateral and DIP Financing.

(a)      In its capacity as the holder of a Lien on the Collateral, the Second Lien Agent, for itself and on behalf of the Second Lien Claimholders, shall not contest, protest or object to, and shall be deemed to have consented to, any use of “cash collateral” (as defined in Section 363(a) of the Bankruptcy Code) in any Insolvency Proceeding if First Lien Agent has consented in writing to such use, provided that (i) Second Lien Claimholders shall have the right to seek adequate protection permitted by Section 6.4 and (ii) such cash collateral shall be used and applied to pay any customary “carve-out” or other similar administrative priority expense or claim (at the same or higher level of priority as is applicable to trustee’s fees and expenses in clause (i) of Section 2.04A(b) of the First Lien Credit Agreement) and otherwise in accordance with the order of priority set forth in Section 2.04A(b) of the First Lien Credit Agreement applicable during the “Amortization Period” (as defined therein).

(b)      If Borrower shall be subject to any Insolvency Proceeding, nothing in this Agreement shall limit the rights of any First Lien Claimholder or Second Lien Claimholder, as applicable, to object to or agree to post-petition financing or the use of cash collateral, except as otherwise provided in Section 6.1(a), 6.1(c), 6.4 or 6.8.

(c)      Second Lien Agent, on behalf of itself and the Second Lien Claimholders, agrees that it shall not, directly or indirectly, provide, offer to provide or support any DIP financing secured by a Lien senior to or pari passu with the Liens securing the First Lien Obligations.

6.2     [Intentionally Omitted].

6.3     [Intentionally Omitted].

6.4     Adequate Protection.

(a)      In any Insolvency Proceeding, the Second Lien Agent, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall contest, protest or object to (or support any other Person contesting or objecting to) (i) any request by the First Lien Agent or the First Lien Claimholders for “adequate protection” (within the meaning of the Bankruptcy Code or any similar Bankruptcy Law) or any agreement between the Borrower and First Lien Claimholders providing for adequate protection to First Lien Claimholders; or (ii) any objection by the First Lien Agent or the First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Agent or the First Lien Claimholders claiming a lack of adequate protection.

(b)      Notwithstanding the foregoing provisions in this Section 6.4, in any Insolvency Proceeding:

(i)       except as permitted in this Section 6.4, the Second Lien Claimholders may not seek or request adequate protection and may not seek relief from the automatic stay imposed by Section 362 of the Bankruptcy Code (or similar Bankruptcy Law) or other relief based upon a lack of adequate protection;

(ii)       if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of additional Collateral, then the Second Lien

Agent, on behalf of itself and the Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional or replacement Collateral, which Lien will be subordinated to the Liens at any time securing the First Lien Obligations on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement (and the First Lien Claimholders will not contest or object thereto); and

(iii)      any claim of the Second Lien Claimholders under Section 507(b) of the Bankruptcy Code (or similar Bankruptcy Law) shall be subordinate in right of payment to any claim of the First Lien Claimholders under Section 507(b) of the Bankruptcy Code (or similar Bankruptcy Law).

6.5     No Waiver.  Subject to Sections 3.1(a) and (d) and 6.8(b), nothing contained herein shall prohibit or in any way limit the First Lien Agent or any First Lien Claimholder from objecting in any Insolvency Proceeding or otherwise to any action taken by the Second Lien Agent or any of the Second Lien Claimholders, including the seeking by the Second Lien Agent or any Second Lien Claimholders of adequate protection or the asserting by the Second Lien Agent or any Second Lien Claimholders of any of its rights and remedies under the Second Lien Loan Documents or otherwise.

6.6     Avoidance Issues.  To the extent any First Lien Claimholder receives payment or any property on account of any First Lien Obligations and such transfer is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside or otherwise required to be transferred to a trustee, receiver, or the estate of the Borrower (a “Recovery”), then, to the extent of such Recovery, such First Lien Obligations intended to have been satisfied by such transfer shall be reinstated as First Lien Obligations from and after the date of such Recovery and the Discharge of First Lien Obligations shall be deemed not the have occurred for all purposes hereunder.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.7     Reorganization Securities.  Nothing in this Agreement shall in any way prohibit or limit the right of any Second Lien Claimholder to receive and retain any debt or equity securities that are issued by any reorganized debtor pursuant to any plan of reorganization or similar dispositive restructuring plan in connection with any Insolvency Proceeding.  If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.8     Post-Petition Claims.  (a)  Neither the Second Lien Agent nor any Second Lien Claimholder shall oppose or seek to challenge any claim by the First Lien Agent or any First Lien Claimholder for allowance or payment in any Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Claims to the extent of the value of any Collateral securing the First Lien Obligations without regard to the existence of the Lien securing the Second Lien Obligations.

(b)      Neither the First Lien Agent nor any other First Lien Claimholder shall oppose or seek to challenge any claim by the Second Lien Agent or any Second Lien Claimholder for allowance in any Insolvency Proceeding of Second Lien Obligations consisting of Post-Petition Claims to the extent of the value of any Collateral securing the Second Lien Obligations after taking into account the amount of the First Lien Obligations.

6.9     Valuation of Collateral.  In any Insolvency Proceeding, the First Lien Agent and First Lien Claimholders agree not to contest the characterization of the Second Lien Obligations as secured claims under Section 506(b) of the Bankruptcy Code or otherwise seek a valuation of the Collateral for the purpose of determining whether the Second Lien Obligations constitute secured claims under the Bankruptcy Code in each case for a period of 60 days following the commencement of the “Amortization Period” (as defined in the First Lien Credit Agreement).

6.10   Separate Grants of Security and Separate Classification.  The Second Lien Agent, for itself and on behalf of the Second Lien Claimholders, and the First Lien Agent for itself and on behalf of the First Lien Claimholders, acknowledges and agrees that (i) the grants of Liens pursuant to the First Lien Loan Documents and the Second Lien Loan Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations, to the extent deemed to be “secured claims” within the meaning of Section 506(b) of the Bankruptcy Code (or any similar Bankruptcy Law), are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization in an Insolvency Proceeding.  The Second Lien Claimholders shall not seek in any Insolvency Proceeding to be treated as part of the same class of creditors as the First Lien Claimholders and shall not oppose or contest any pleading by the First Lien Claimholders seeking separate classification of their respective secured claims.

6.11   Effectiveness in Insolvency Proceedings.  This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.  All references in this Agreement to the Borrower shall include the Borrower as a debtor-in-possession and any receiver or trustee for the Borrower in any Insolvency Proceeding.

SECTION 7.     Reliance; Waivers; Etc.

7.1     Reliance.  Other than any reliance on the terms of this Agreement, the First Lien Agent, on behalf of itself and the First Lien Claimholders under its First Lien Loan Documents, acknowledges that it and such First Lien Claimholders have, independently and without reliance on the Second Lien Agent or any Second Lien Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such First Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Loan Documents or this Agreement.  The Second Lien Agent, on behalf of itself and the Second Lien Claimholders, acknowledges that it and the Second Lien Claimholders have, independently and without reliance on the First Lien Agent or any First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Loan Documents or this Agreement.

7.2     No Warranties or Liability.  The First Lien Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, acknowledges and agrees that each of the Second Lien Agent and the Second Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the Second Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  Except as otherwise provided herein, the Second Lien Agent, on behalf of itself and the Second Lien Claimholders, acknowledges and agrees that the First Lien Agent and the First Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective First Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The Second Lien Agent and the Second Lien Claimholders shall have no duty to the First Lien Agent or any of the First Lien Claimholders, and the First Lien Agent and the First Lien Claimholders shall have no duty to the Second Lien Agent or any of the Second Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an Event of Default or default under any agreements with the Borrower (including the First Lien Loan Documents and the Second Lien Loan Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3     No Waiver of Lien Priorities.

(a)      No right of the First Lien Claimholders, the First Lien Agent or any of them to enforce any provision of this Agreement or any First Lien Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act by any First Lien Claimholder or the First Lien Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Loan Documents or any of the Second Lien Loan Documents, regardless of any knowledge thereof which the First Lien Agent or the First Lien Claimholders, or any of them, may have or be otherwise charged with.

(b)      Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrower under the First Lien Loan Documents and subject to the other provisions herein, including Section 3.1(b)), the First Lien Claimholders, the First Lien Agent and any of them may, at any time and from time to time in accordance with the First Lien Loan Documents and/or applicable law, without the consent of, or notice to, the Second Lien Agent or any Second Lien Claimholders, without incurring any liabilities to the Second Lien Agent or any Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Agent or any Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1)      change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of the Borrower or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Agent or any of the First Lien Claimholders, the First Lien Obligations or any of the First Lien Loan Documents; provided that (x) any such increase in the First Lien Obligations shall not increase the amount of First Lien Obligations constituting principal under the First Lien Credit Agreement to an amount in excess of the First Lien Cap, except for Inadvertent Excess Advances not exceeding an aggregate amount of $7,000,000 outstanding at any time and (y) the scheduled termination date under the First Lien Credit Agreement (i.e., the “Facility Termination Date” and the “Commitment Termination Date” referred to therein) shall not be extended to a date later than September 14, 2010;

(2)      sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Borrower to the First Lien Claimholders or the First Lien Agent, or any liability incurred directly or indirectly in respect thereof;

(3)      settle or compromise any First Lien Obligation or any other liability of the Borrower or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

(4)      exercise or delay in or refrain from exercising any right or remedy against the Borrower or any security or any other Person, elect any remedy and otherwise deal freely with the Borrower or any First Lien Collateral and any security and any guarantor or any liability of the Borrower to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

(c)      Except with respect to actions taken by any of the First Lien Agent or First Lien Claimholders in contravention of the provisions of this Agreement, the Second Lien Agent, on behalf of itself and the Second Lien Claimholders, also agrees that the First Lien

Claimholders and the First Lien Agent shall have no liability to the Second Lien Agent or any Second Lien Claimholders, and the Second Lien Agent, on behalf of itself and the Second Lien Claimholders, hereby waives all claims against any First Lien Claimholder or the First Lien Agent, arising out of any and all actions which the First Lien Claimholders or the First Lien Agent may take or permit or omit to take with respect to:

(1)      the First Lien Loan Documents;

(2)      the collection of the First Lien Obligations; or

(3)      the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral.

Except as otherwise provided herein, the Second Lien Agent, on behalf of itself and the Second Lien Claimholders, agrees that the First Lien Claimholders and the First Lien Agent have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.

(d)      Unless otherwise specifically permitted herein, until the Discharge of First Lien Obligations, the Second Lien Agent, on behalf of itself and the Second Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4     Obligations Unconditional.  All rights, interests, agreements and obligations of the First Lien Agent and the First Lien Claimholders and the Second Lien Agent and the Second Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a)      any lack of validity or enforceability of any First Lien Loan Documents or any Second Lien Loan Documents or any setting aside or avoidance of any Lien;

(b)      except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Loan Document or any Second Lien Loan Document;

(c)      except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d)      the commencement of any Insolvency Proceeding in respect of the Borrower; or

(e)      any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Borrower in respect of the First Lien Agent, the First Lien Obligations, any First Lien Claimholder, the Second Lien Agent, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement.

SECTION 8.     Miscellaneous.

8.1     Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Loan Documents, the provisions of this Agreement shall govern and control.

8.2     Effectiveness; Continuing Nature of this Agreement; Severability.  This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement of lien subordination and the First Lien Claimholders may continue, at any time and without notice to the Second Lien Agent or any Second Lien Claimholder subject to the Second Lien Loan Documents, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower constituting First Lien Obligations in reliance hereof.  The First Lien Agent, on behalf of itself and the First Lien Claimholders, and the Second Lien Agent, on behalf of itself and the Second Lien Claimholders, each hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall terminate and be of no further force and effect:

(a)      with respect to the First Lien Agent, the First Lien Claimholders and the First Lien Obligations, on the date of Discharge of First Lien Obligations, subject to the rights of the First Lien Claimholders under Section 6.6; and

(b)      with respect to the Second Lien Agent, the Second Lien Claimholders and the Second Lien Obligations, upon the later of (1) the date upon which the obligations under the Second Lien Credit Agreement terminate if there are no other Second Lien Obligations outstanding on such date and (2) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations are paid in full in cash and terminate.

8.3     Amendments; Waivers.  No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Agent or the First Lien Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Notwithstanding the foregoing, the Borrower shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected.

8.4     Information Concerning Financial Condition of the Borrower.  The First Lien Agent and the First Lien Claimholders, on the one hand, and the Second Lien Claimholders and the Second Lien Agent, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations.  The First Lien Agent and the First Lien Claimholders shall have no duty to advise the Second Lien Agent or any Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise, and the Second Lien Agent and the Second Lien Claimholders shall have no duty to advise the First Lien Agent or any First Lien Claimholder of information known to it or them regarding such condition or any such circumstance or otherwise.  In the event the First Lien Agent or any of the First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Agent or any Second Lien Claimholder, it or they shall be under no obligation:

(a)      to make, and the First Lien Agent and the First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)      to provide any additional information or to provide any such information on any subsequent occasion;

(c)      to undertake any investigation; or

(d)      to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

In the event the Second Lien Agent or any of the Second Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the First Lien Agent or any First Lien Claimholder, it or they shall be under no obligation:

(a)      to make, and the Second Lien Agent and the Second Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)      to provide any additional information or to provide any such information on any subsequent occasion;

(c)      to undertake any investigation; or

(d)      to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5     Subrogation.  With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Claimholders or the Second Lien

Agent pays over to the First Lien Agent or the First Lien Claimholders under the terms of this Agreement, the Second Lien Claimholders and the Second Lien Agent shall be subrogated to the rights of the First Lien Agent and the First Lien Claimholders; provided that, the Second Lien Agent, on behalf of itself and the Second Lien Claimholders, hereby waives all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred.  The Borrower acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Second Lien Agent or the Second Lien Claimholders that are paid over to the First Lien Agent or the First Lien Claimholders pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

8.6     Application of Payments.  All payments received by the First Lien Agent or the First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Loan Documents.

8.7     SUBMISSION TO JURISDICTION; WAIVERS.  (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(1)      ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(2)      WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3)      AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8; AND

(4)      AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b)      EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER FIRST LIEN LOAN DOCUMENT OR SECOND LIEN LOAN DOCUMENT.

8.8     Notices.  All notices to the Second Lien Claimholders and the First Lien Claimholders permitted or required under this Agreement shall also be sent to the Second Lien

Agent and the First Lien Agent, respectively.  Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9     Further Assurances.  The First Lien Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, and the Second Lien Agent, on behalf of itself and the Second Lien Claimholders under the Second Lien Loan Documents, and the Borrower, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Agent or the Second Lien Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10   GOVERNING LAW.  THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

8.11   Binding on Successors and Assigns.  This Agreement shall be binding upon the First Lien Agent, the First Lien Claimholders, the Second Lien Agent, the Second Lien Claimholders and their respective successors and assigns.  If either of the First Lien Agent or the Second Lien Agent resigns or is replaced pursuant to the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement.  Notwithstanding any other provision of this Agreement, it is acknowledged and agreed that this provision shall not be assignable to any Person except as expressly contemplated above, and that no party is a third party beneficiary hereof.  Without limitation, no provision of this Agreement shall inure to the benefit of a trustee, debtor-in-possession, creditor trust or any other representative of any estate or creditors of the Borrower, including where such estate or creditor representative is the beneficiary of any Liens securing any Collateral by virtue of any avoidance of such Liens in any Insolvency Proceeding.

8.12   Specific Performance.  Each of the First Lien Agent and the Second Lien Agent may demand specific performance of this Agreement.  The First Lien Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, and the Second Lien Agent, on behalf of itself and the Second Lien Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Agent or the First Lien Claimholders or the Second Lien Agent or the Second Lien Claimholders, as the case may be.

8.13   Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.14   Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or by electronic transmission in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.15   Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16   No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders.  Nothing in this Agreement shall impair, as between the Borrower and the First Lien Agent and the First Lien Claimholders, or as between the Borrower and the Second Lien Agent and the Second Lien Claimholders, the obligations of the Borrower to pay principal, interest, fees and other amounts as provided in the First Lien Loan Documents and the Second Lien Loan Documents, respectively.

8.17   Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Agent and the First Lien Claimholders on the one hand and the Second Lien Agent and the Second Lien Claimholders on the other hand.  None of the Borrower or any other creditor thereof shall have any rights hereunder and the Borrower may not rely on the terms hereof, except, in the case of the Borrower, for the provisions of Section 3.2.  Nothing in this Agreement is intended to or shall impair the obligations of the Borrower, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.18   No Proceedings.  (a) The Second Lien Agent and each Second Lien Claimholder agrees that it will not institute, or join any other Person in instituting, any Insolvency Proceeding prior to the 91st day following the Discharge of First Lien Obligations.

(b)      The Second Lien Agent and each Second Lien Claimholder agrees that it will not institute against, or join any other Person in instituting against, any First Lien Lender that is an “Investor” (as defined in the First Lien Credit Agreement), any bankruptcy, reorganization, insolvency or liquidation proceeding under the Bankruptcy Code so long as any commercial paper or other senior indebtedness issued by such Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

(c)      The First Lien Agent and the First Lien Claimholders shall not commence any Insolvency Proceeding during the Purchase Period.

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

First Lien Agent:

CITICORP NORTH AMERICA, INC., as First Lien Agent,

By:	/s/ Tom Sullivan
Name: Tom Sullivan
Title: Director, VP

750 Washington Blvd.
8th Floor
Stamford, CT 06901
Facsimile No. (914) 274-9038
Attn: Global Securitization

Second Lien Agent:

CITICORP NORTH AMERICA, INC., as Second Lien Agent

By:	/s/ Thomas M. Halsch
Name: Thomas M. Halsch
Title: Vice President

390 Greenwich Street
1st Floor
New York, NY 10013
Facsimile No. (646) 291-3363
Attn: Brendan Mackay

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Acknowledged and Agreed to by:

RITE AID FUNDING II

By:	/s/ James J. Comitale
Name: James J. Comitale
Title: Vice President

30 Hunter Lane
Camp Hill, Pennsylvania  17011
Attention:  Robert Sari
Facsimile No. (717) 760-7867

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